EXHIBIT 99.1

Tech Data Corporation Reports First Quarter Fiscal Year 2017 Results

15 Percent Growth in Non-GAAP Operating Income; 31 Percent Growth in Non-GAAP EPS

CLEARWATER, Fla., May 26, 2016 (GLOBE NEWSWIRE) -- Tech Data Corporation (NASDAQ:TECD) (the “Company”) today announced its financial results for the first quarter ended April 30, 2016.

	Three months ended April 30,
($ in millions, except per share amounts)	2016	2015
Net Sales	$5,963.4	$5,887.2

Operating income (GAAP)	$52.6	$81.9
Operating margin (GAAP)	0.88%	1.39%

Operating income (Non-GAAP)	$57.6	$50.2
Operating margin (Non-GAAP)	0.97%	0.85%

Net income (GAAP)	$33.4	$51.3
Net income (Non-GAAP)	$37.0	$29.6

EPS - diluted (GAAP)	$0.94	$1.38
EPS - diluted (Non-GAAP)	$1.05	$0.80

A reconciliation of GAAP to non-GAAP financial measures is presented in the financial tables of this press release.
This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com/investor.

Financial Highlights for the First Quarter Ended April 30, 2016:

  Net sales were $6.0 billion, an increase of 1 percent compared to the prior-year quarter. On a constant currency basis, and excluding from the prior period net sales generated in Chile, Peru and Uruguay (“exited operations”) due to the Company’s previously announced exit from those countries, net sales increased 2 percent.
    The Americas: Net sales were $2.4 billion (40 percent of worldwide net sales), an increase of 2 percent compared to the prior-year quarter. On a constant currency basis, and excluding from the prior period net sales generated in the exited operations, net sales grew approximately 4 percent.
    Europe: Net sales were $3.6 billion (60 percent of worldwide net sales), an increase of 1 percent compared to the prior-year quarter. On a constant currency basis, net sales grew 1 percent year-over-year.
  Gross profit was $298.6 million, an increase of $6.7 million, or 2 percent, compared to the prior-year quarter. As a percentage of net sales, gross profit was 5.01 percent, an improvement of 5 basis points.
  Selling, general and administrative expenses (“SG&A”) were $246.5 million, or 4.13 percent of net sales, compared to $248.5 million, or 4.22 percent of net sales in the prior-year quarter. Non-GAAP SG&A was $241.1 million, a decrease of $0.7 million, compared to the prior-year quarter. As a percentage of net sales, non-GAAP SG&A was 4.04 percent, an improvement of 7 basis points.

  Worldwide operating income was $52.6 million, or 0.88 percent of net sales compared to $81.9 million or 1.39 percent of net sales in the prior-year quarter. Operating income for the prior-year quarter included $38.5 million of gains related to LCD settlement agreements, net of attorney fees and expenses. Non-GAAP operating income was $57.6 million, an increase of $7.4 million, or 15 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP operating income was 0.97 percent, an improvement of 12 basis points.
    The Americas: Operating income was $31.3 million, or 1.31 percent of net sales, compared to $62.4 million, or 2.67 percent of net sales in the prior-year quarter. Operating income for the prior-year quarter included the aforementioned LCD settlement gains. Non-GAAP operating income was $31.4 million, an increase of $7.0 million, or 29 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP operating income was 1.32 percent, an improvement of 28 basis points.
    Europe: Operating income was $24.9 million, or 0.70 percent of net sales, compared to $23.4 million, or 0.66 percent of net sales in the prior-year quarter. Non-GAAP operating income was $29.8 million, an increase of $0.2 million or approximately 1 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP operating income was 0.83 percent, essentially flat compared to the prior-year quarter.
    Stock-based compensation expense was $3.7 million, compared to $3.8 million in the prior-year quarter. These expenses are excluded from the regional non-GAAP operating results and presented as a separate line item in the company’s segment reporting (see the GAAP to non-GAAP reconciliation in the financial tables of this press release).

  Net income was $33.4 million, compared to $51.3 million in the prior-year quarter. Earnings per share on a diluted basis (“EPS”) were $0.94, compared to $1.38 in the prior year quarter. Net income and EPS for the prior-year quarter included the aforementioned LCD settlement gains, net of taxes. Non-GAAP net income was $37.0 million, an increase of $7.5 million, or 25 percent, compared to the prior-year quarter. Non-GAAP EPS was $1.05, an increase of $0.25, or 31 percent, compared to $0.80 in the prior-year quarter.

  Net cash generated by operations during the quarter was $276 million.

  Return on invested capital on a non-GAAP basis for the trailing twelve months was 14 percent compared to 11 percent in the prior year.

“We are pleased to report a strong start to fiscal year 2017,” said Robert M. Dutkowsky, chief executive officer. “In Q1, our teams capitalized on pockets of demand and delivered above-market sales growth. Higher sales, coupled with strong margin and expense management, resulted in double-digit growth in non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share. In addition, we generated $276 million in cash from operations and earned a return on invested capital of 14 percent – a 300 basis point improvement over the prior year period. Tech Data’s Q1 results are a testament to the strength of our geographic, vendor, product and customer portfolios and to the flexibility of our business model. Our diverse, end-to-end portfolio of IT Solutions enables us to capture opportunities in the evolving IT marketplace, deliver differentiated value to our customers and vendor partners, and produce strong results for our shareholders.”

Business Outlook

  For the quarter ending July 31, 2016, the Company anticipates worldwide net sales to be in the range of $6.55 billion to $6.75 billion. This guidance assumes year-over-year constant currency net sales growth of flat to low-single-digits in both regions, and an average U.S. dollar to euro exchange rate of $1.12 to €1.00.

  For the quarter ending July 31, 2016, the Company anticipates non-GAAP EPS to be in the range of $1.39 to $1.49.

  This guidance assumes weighted average diluted shares outstanding of 35.4 million and an effective tax rate in the range of 28 percent to 30 percent.

Webcast Details

Tech Data will hold a conference call today at 9:00 a.m. (ET) to discuss its financial results for the first quarter ended April 30, 2016. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be obtained at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP financial information contained in this release is included with the intention of providing investors a more complete understanding of the Company’s operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Certain non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the Company include sales, income or expense items as adjusted for the impact of changes in foreign currencies (referred to as “constant currency”) and the impact of the exit of certain country operations. Certain non-GAAP measures also exclude acquisition-related intangible assets amortization expense, benefits associated with legal settlements, value-added tax assessment matters, a loss on disposal of subsidiaries, and restatement and remediation related expenses. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial schedules. This information can also be obtained from the Company’s Investor Relations website at www.techdata.com/investor.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws and regulations, including those regarding the Company's business outlook. These statements are subject to risks and uncertainties, including the risks identified in the Company’s most recent Annual Report on Form 10-K filed March 24, 2016. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements. Forward-looking statements reflect management's analysis as of the filing date of this press release. The Company does not undertake to update or revise these statements to reflect subsequent developments.

About Tech Data

Tech Data Corporation is one of the world’s largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 105,000 resellers to efficiently and cost effectively support the diverse technology needs of end users in more than 100 countries. Tech Data generated $26.4 billion in net sales for the fiscal year ended January 31, 2016. It is ranked No. 107 on the Fortune 500® and one of Fortune’s “World’s Most Admired Companies.” To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	April 30,
	2016	2015

Net sales	$5,963,362	$5,887,229
Cost of products sold	5,664,751	5,595,340
Gross profit	298,611	291,889
Operating expenses:
Selling, general and administrative expenses	246,496	248,462
LCD settlements, net	(443)	(38,511)
	246,053	209,951
Operating income	52,558	81,938
Interest expense	5,601	5,722
Other (income) expense, net	(1,034)	161
Income before income taxes	47,991	76,055
Provision for income taxes	14,618	24,778
Net income	$33,373	$51,277

Earnings per share:
Basic	$0.95	$1.39
Diluted	$0.94	$1.38
Weighted average common shares outstanding:
Basic	35,127	36,822
Diluted	35,370	37,036

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except par value and share amounts)

	April 30,	January 31,
	2016	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$825,734	$531,169
Accounts receivable, less allowances of $45,851 and $45,875	2,580,799	2,995,114
Inventories	2,092,742	2,117,384
Prepaid expenses and other assets	135,917	178,394
Total current assets	5,635,192	5,822,061
Property and equipment, net	71,179	66,028
Goodwill	212,882	204,114
Intangible assets, net	158,518	159,386
Other assets, net	113,125	106,699
Total assets	$6,190,896	$6,358,288

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,157,646	$3,427,580
Accrued expenses and other liabilities	455,231	487,003
Revolving credit loans and current maturities of long-term debt, net	17,939	18,063
Total current liabilities	3,630,816	3,932,646
Long-term debt, less current maturities	348,816	348,608
Other long-term liabilities	76,382	71,279
Total liabilities	$4,056,014	$4,352,533
Shareholders' equity:
Common stock, par value $0.0015; 200,000,000 shares authorized; 59,245,585 shares issued at April 30, 2016 and January 31, 2016	$89	$89
Additional paid-in capital	676,886	682,227
Treasury stock, at cost (24,048,956 and 24,163,402 shares at April 30, 2016 and January 31, 2016)	(1,072,331)	(1,077,434)
Retained earnings	2,467,571	2,434,198
Accumulated other comprehensive income (loss)	62,667	(33,325)
Total shareholders' equity	2,134,882	2,005,755
Total liabilities and shareholders' equity	$6,190,896	$6,358,288

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands)

	Q1 FY17 - Three months ended April 30, 2016
	Americas⁽ˆ⁾	Europe⁽ˆ⁾	Stock Compensation Expense	Consolidated
Net Sales	$2,388,004	$3,575,358		$5,963,362
GAAP operating income⁽ˆ⁾	$31,275	$24,940	$(3,657)	$52,558
LCD settlements, net	(443)	-		(443)
Acquisition-related amortization of intangibles	580	4,865		5,445
Total non-GAAP operating income adjustments	$137	$4,865		$5,002
Non-GAAP operating income	$31,412	$29,805	$(3,657)	$57,560
GAAP operating margin	1.31%	0.70%		0.88%
Non-GAAP operating margin	1.32%	0.83%		0.97%

⁽ˆ⁾ GAAP operating income does not include stock compensation expense at the regional level.

	Q1 FY16 - Three months ended April 30, 2015
	Americas⁽ˆ⁾	Europe⁽ˆ⁾	Stock Compensation Expense	Consolidated
Net Sales	$2,339,260	$3,547,969		$5,887,229
GAAP operating income⁽ˆ⁾	$62,359	$23,397	$(3,818)	$81,938
Restatement and remediation related expenses	38	580		618
LCD settlements, net	(38,511)	-		(38,511)
Loss on disposal of subsidiaries	363	-		363
Acquisition-related amortization of intangibles	170	5,610		5,780
Total non-GAAP operating income adjustments	$(37,940)	$6,190		$(31,750)
Non-GAAP operating income	$24,419	$29,587	$(3,818)	$50,188
GAAP operating margin	2.67%	0.66%		1.39%
Non-GAAP operating margin	1.04%	0.83%		0.85%

⁽ˆ⁾ GAAP operating income does not include stock compensation expense at the regional level.

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)

Selling, general and administrative expenses ("SG&A")	Three months ended April 30,
	2016	2015
Net Sales	$5,963,362	$5,887,229
GAAP SG&A	246,496	248,462
Acquisition-related amortization of intangibles	(5,445)	(5,780)
Restatement and remediation related expenses	-	(618)
Loss on disposal of subsidiaries	-	(363)
Non-GAAP SG&A	$241,051	$241,701

GAAP SG&A percentage of net sales	4.13%	4.22%
Non-GAAP SG&A percentage of net sales	4.04%	4.11%

	Three months ended April 30,
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Results	$33,373	$0.94	$51,277	$1.38
LCD settlements, net	(443)	(0.01)	(38,511)	(1.04)
Restatement and remediation related expenses	-	-	618	0.02
Loss on disposal of subsidiaries	-	-	363	0.01
Acquisition-related intangible assets amortization expense	5,445	0.15	5,780	0.16
Income tax effect of the above adjustments	(1,333)	(0.03)	10,052	0.27
Non-GAAP results	$37,042	$1.05	$29,579	$0.80

Return on Invested Capital (ROIC)

Twelve months ended
April 30, 2016
TTM Non-GAAP Net Operating Profit After Tax (NOPAT)*:
Non-GAAP Operating Income	$326,441
Non-GAAP effective tax rate	28.1%
Non-GAAP NOPAT (Non-GAAP operating income x (1 - non-GAAP effective tax rate))	$234,834

Average Invested Capital:
Short-term debt (5-qtr average)	$17,467
Long-term debt (5-qtr average)	349,842
Non-GAAP Shareholders' Equity (5-qtr average)	1,976,247
Total average capital	2,343,556
Less: Cash (5-qtr average)	(654,263)
Average invested capital less average cash	$1,689,293
ROIC	14%

* Trailing Twelve Months is abbreviated as TTM.

Contacts:

Charles V. Dannewitz, Executive Vice President and Chief Financial Officer
727-532-8028 (chuck.dannewitz@techdata.com); or

Arleen Quinones, Vice President, Investor Relations and Corporate Communications
727-532-8866 (arleen.quinones@techdata.com)